FOR IMMEDIATE RELEASE
July 27, 2026
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Second Quarter 2026 Results
Toledo, Ohio, July 27, 2026…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended June 30, 2026.
Second Quarter and Other Recent Highlights
•Reported net income attributable to common stockholders of $0.61 per diluted share
•Reported quarterly normalized funds from operations attributable to common stockholders of $1.60 per diluted share, an increase of 25.0% over the prior year
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 15.5%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 20.5%
•SHO portfolio organic same store revenue growth increased 9.2% year-over-year in the second quarter, resulting from 330 basis points ("bps") of average occupancy growth and 5.2% growth in Revenue Per Occupied Room ("RevPOR")
•Year-to-date, closed or under contract to close $15.5 billion of pro rata gross investments, including $9.4 billion completed in the six months ended June 30, 2026 and $6.1 billion closed or under contract to close subsequent to quarter end, excluding development funding. Expected investments not yet closed are subject to customary closing conditions
•We completed $843 million of pro rata dispositions and loan repayments during the second quarter, including $561 million of Outpatient Medical ("OM") dispositions, which includes follow-on tranches of the previously announced OM portfolio transaction and $155 million of loan repayments. For the year, we have completed $3.6 billion of pro rata dispositions including $1.9 billion of OM dispositions and $1.0 billion of loan repayments
•As of June 30, 2026, reported Net Debt to Adjusted EBITDA of 2.99x and approximately $9.5 billion of available liquidity inclusive of available cash and restricted cash, full capacity under our line of credit and expected proceeds from property sales and loan payoffs
•In July, we issued C$1.15 billion of senior unsecured notes with a weighted-average coupon of 3.95%
•Board of Directors announced a 15% increase in the quarterly dividend to $0.85, reflecting confidence in the durability of outsized levels of cash flow growth and supported by extraordinary balance sheet strength
Capital Activity and Liquidity
Liquidity Update Net debt to consolidated enterprise value decreased to 8.9% as of June 30, 2026 from 10.1% as of June 30, 2025. We sourced over $4 billion of capital, including the assumption of below-market debt, equity issuances and proceeds from dispositions and loan repayments to fund accretive capital deployment opportunities.
Unsecured Senior Note Activity Repaid $700 million of senior unsecured notes in April 2026 with free cash flow.
Canadian Note Issuance In July 2026, we completed the issuance of C$1.15 billion aggregate principal amount of Canadian dollar-denominated senior unsecured notes, consisting of C$750 million of 3.850% notes due August 15, 2031 and C$400 million of 4.150% notes due August 15, 2033.
Recent Investment Activity
In the second quarter, we completed $6.3 billion of pro rata gross investments inclusive of development funding. Additionally, we completed pro rata property dispositions of $688 million and loan repayments of $155 million.

2Q26	Earnings Release	July 27, 2026
Notable Portfolio Activity
Amica Senior Lifestyles Acquisition On April 1, 2026, we completed the previously announced acquisition of a Canadian portfolio of 38 seniors housing communities for a pro rata purchase price of C$4.1 billion, including cash of C$3.5 billion and the assumption of C$617 million of secured debt, representing our proportionate share, with an average interest rate of 3.6%. Additionally, on July 2, 2026, we closed on five properties currently under development that are expected to be completed by the end of 2027 for a pro rata purchase price of C$647 million.
OM Portfolio Dispositions We previously entered into a definitive agreement to divest an 18 million square foot OM portfolio in a transaction valued at approximately $7.2 billion. During the quarter, we sold ten properties for gross proceeds of $298 million. As of June 30, 2026 we have eight properties remaining to sell, which are expected to close before the end of 2026. Additionally, during the second quarter we sold five properties outside of the previously announced definitive agreement for gross proceeds of $260 million.
Dividend On July 27, 2026, the Board of Directors declared a cash dividend for the quarter ended June 30, 2026 of $0.85 per share. This dividend, which will be paid on August 20, 2026 to stockholders of record as of August 12, 2026, will be our 221st consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2026 Net income attributable to common stockholders guidance has been revised to a range of $3.11 to $3.19 per diluted share from the previous range of $3.24 to $3.38. We also increased the guidance range of full year normalized FFO attributable to common stockholders to a range of $6.36 to $6.44 per diluted share from the previous range of $6.21 to $6.35. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 13.75% to 16.00%, which is comprised of the following components:
◦Seniors Housing Operating approximately 18.5% to 21.5%
◦Seniors Housing Triple-net approximately 3.5% to 4.5%
◦Outpatient Medical approximately 2.0% to 3.0%
◦Long-Term/Post-Acute Care approximately 2.0% to 3.0%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions, restructures or capital activity beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $265 million to $270 million and stock-based compensation expense to be approximately $60 million.
•Dispositions: We expect pro rata disposition proceeds of $1.1 billion at a blended yield of 6.8% in the next twelve months. This includes approximately $0.8 billion of consideration from expected property sales, which predominantly includes announced OM and Integra dispositions and land parcels related to foregone development, as well as $0.3 billion of expected proceeds from loan repayments.
Our guidance does not include any additional investments, dispositions or capital transactions, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items beyond those disclosed. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2026 outlook and assumptions on the second quarter 2026 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, July 28, 2026 at 9:00 a.m. Eastern Time to discuss our second quarter 2026 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 4, 2026. To access the rebroadcast, dial (800) 770-2030 or (609) 800-9909 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

2Q26	Earnings Release	July 27, 2026
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and acquisitions of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and are unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and leased properties, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and U.K. properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our portfolio. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata share of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and include any revenue and expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA

2Q26	Earnings Release	July 27, 2026
and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. In addition, we use Adjusted EBITDA to measure our adjusted fixed charge coverage ratio, which represents Adjusted EBITDA divided by fixed charges. Fixed charges include total interest expense and secured debt principal amortization. Our leverage ratios include net debt to Adjusted EBITDA and consolidated enterprise value. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management performance. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2026, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE: WELL), an S&P 500 company, is positioned at the center of the silver economy, focusing on rental housing for aging seniors across the United States, United Kingdom and Canada. Our portfolio of 2,500+ seniors and wellness housing communities is positioned at the intersection of housing and hospitality, creating vibrant communities for mature renters and older adults. We believe our real estate portfolio is unmatched, located in highly attractive micromarkets with stunning built environments. Yet, we are an unusual real estate organization as we view ourselves as an operating company in a real estate wrapper, driven by highly-aligned partnerships and an unconventional culture. Through our disciplined approach to capital allocation powered by our Data Science platform and superior operating results driven by the Welltower Business System - our end-to-end operating platform - we aspire to deliver long-term compounding of per share growth for our existing investors, our North Star.
We routinely post important information on our website at www.welltower.com in the "Investors" section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading "Investors." Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This document contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "pro forma," "estimate" or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. These statements include, among others, management's expectations regarding the favorable impact of the acquisitions made and additional acquisition pipeline and our statements under the section "Outlook for 2026." Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower's actual results to differ materially from Welltower's expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of macroeconomic and geopolitical developments, including economic downturns, elevated inflation and interest rates, political or social conflict, unrest or violence or similar events; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the healthcare industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements, public perception of the healthcare industry and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the healthcare and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower's ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, public health emergencies and extreme weather affecting Welltower's properties; Welltower's ability to re-lease space at similar rates as vacancies occur; Welltower's ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower's properties; changes in rules or practices governing Welltower's financial reporting; the movement of U.S. and foreign currency exchange rates and changes to U.S. and global monetary, fiscal or trade policies; Welltower's approach to artificial intelligence; Welltower's ability to maintain its qualification as a REIT; key management personnel recruitment and retention; geopolitical tensions or conflicts, such as the ongoing conflict between Russia and Ukraine and in the Middle East, and other risks described in Welltower's reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q26	Earnings Release	July 27, 2026
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2026	2025
Assets
Real estate investments:
Land and land improvements	$7,235,877	$5,794,697
Buildings and improvements	57,960,485	46,583,039
Acquired lease intangibles	3,167,918	2,775,121
Real property held for sale, net of accumulated depreciation	374,477	108,925
Construction in progress	848,347	712,119
Less accumulated depreciation and intangible amortization	(11,533,470)	(11,673,306)
Net real property owned	58,053,634	44,300,595
Right of use assets, net	1,959,414	1,279,172
Real estate loans receivable, net of credit allowance	2,952,709	1,801,860
Net real estate investments	62,965,757	47,381,627
Other assets:
Investments in unconsolidated entities	2,001,632	1,964,267
Cash and cash equivalents	1,965,164	4,409,740
Restricted cash	132,000	113,771
Receivables and other assets	2,810,627	1,964,090
Total other assets	6,909,423	8,451,868
Total assets	$69,875,180	$55,833,495

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	14,295,101	13,448,881
Secured debt	3,431,152	2,522,222
Lease liabilities	1,994,551	1,335,647
Accrued expenses and other liabilities	2,490,804	1,980,444
Total liabilities	22,211,608	19,287,194
Redeemable noncontrolling interests	224,538	283,187
Equity:
Common stock	719,068	665,238
Capital in excess of par value	55,180,367	43,949,130
Treasury stock	(25,961)	(13,944)
Cumulative net income	12,207,243	10,656,569
Cumulative dividends	(21,244,723)	(19,190,453)
Accumulated other comprehensive income	(421,646)	(166,014)
Total Welltower Inc. stockholders' equity	46,414,348	35,900,526
Noncontrolling interests	1,024,686	362,588
Total equity	47,439,034	36,263,114
Total liabilities and equity	$69,875,180	$55,833,495

2Q26	Earnings Release	July 27, 2026

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues:
Resident fees and services	$2,984,891	$1,971,044	$5,765,822	$3,835,574
Rental income	459,740	483,040	913,582	944,607
Interest income	77,369	62,057	148,298	124,547
Other income	22,586	32,103	68,810	66,603
Total revenues	3,544,586	2,548,244	6,896,512	4,971,331
Expenses:
Property operating expenses	2,150,123	1,514,711	4,205,543	2,977,101
Depreciation and amortization	737,764	495,036	1,360,516	980,905
Interest expense	181,914	141,157	374,629	286,119
General and administrative expenses	67,486	64,175	134,960	127,933
Loss (gain) on derivatives and financial instruments, net	—	(409)	—	(3,619)
Loss (gain) on extinguishment of debt, net	1,984	—	2,711	6,156
Provision for loan losses, net	2,183	(1,113)	3,815	(3,120)
Impairment of assets	25,774	19,876	30,600	72,278
Other expenses	56,930	16,598	118,067	30,658
Total expenses	3,224,158	2,250,031	6,230,841	4,474,411
Income (loss) from continuing operations before income taxes and other items	320,428	298,213	665,671	496,920
Income tax (expense) benefit	61,979	(1,053)	50,346	4,466
Income (loss) from unconsolidated entities	(17,969)	(7,392)	(19,655)	(6,129)
Gain (loss) on real estate dispositions and acquisitions of controlling interests, net	98,537	14,850	518,937	66,627
Income (loss) from continuing operations	462,975	304,618	1,215,299	561,884

Net income (loss)	462,975	304,618	1,215,299	561,884
Less: Net income (loss) attributable to noncontrolling interests(1)	17,973	2,730	41,625	2,039
Net income (loss) attributable to common stockholders	$445,002	$301,888	$1,173,674	$559,845
Average number of common shares outstanding:
Basic	709,732	656,593	704,812	650,029
Diluted	737,956	668,140	732,137	661,004
Net income (loss) attributable to common stockholders per share:
Basic	$0.63	$0.46	$1.67	$0.86
Diluted(2)	$0.61	$0.45	$1.63	$0.85
Common dividends per share	$0.74	$0.67	$1.48	$1.34

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

2Q26	Earnings Release	July 27, 2026

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (loss) attributable to common stockholders	$445,002	$301,888	$1,173,674	$559,845
Depreciation and amortization	737,764	495,036	1,360,516	980,905
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net	(72,763)	5,026	(488,337)	5,651
Noncontrolling interests(1)	10,639	(6,256)	27,739	(15,724)
Unconsolidated entities(2)	33,011	30,023	62,609	60,237
NAREIT FFO attributable to common stockholders	1,153,653	825,717	2,136,201	1,590,914
Normalizing items, net(3)	26,445	31,472	110,564	53,452
Normalized FFO attributable to common stockholders	$1,180,098	$857,189	$2,246,765	$1,644,366

Average diluted common shares outstanding	737,956	668,140	732,137	661,004

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.61	$0.45	$1.63	$0.85
NAREIT FFO	$1.56	$1.24	$2.92	$2.41
Normalized FFO	$1.60	$1.28	$3.07	$2.49

Normalized FFO Payout Ratio:
Dividends per common share	$0.74	$0.67	$1.48	$1.34
Normalized FFO attributable to common stockholders per share	$1.60	$1.28	$3.07	$2.49
Normalized FFO payout ratio	46%	52%	48%	54%

Other items:(5)
Net straight-line rent and above/below market rent amortization	$(86,006)	$(48,607)	$(144,627)	$(94,728)
Non-cash interest expenses(6)	12,292	12,441	25,857	25,310
Recurring cap-ex, tenant improvements and lease commissions(7)	(99,491)	(77,158)	(168,965)	(151,708)
Stock-based compensation(8)	15,264	12,668	32,477	27,311

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units, where applicable.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized foreign currency loss (gain) (see Exhibit 2).
(7) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.
(8) Excludes normalized stock compensation expense related to the 2021 Special Performance Option Awards.

2Q26	Earnings Release	July 27, 2026

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2026		2025	2026	2025
Loss (gain) on derivatives and financial instruments, net	$—		$(409)	$—	$(3,619)
Loss (gain) on extinguishment of debt, net	1,984	(1)	—	2,711	6,156
Provision for loan losses, net	2,183	(2)	(1,113)	3,815	(3,120)
Income tax benefits	(71,304)	(3)	(595)	(71,304)	(8,181)
Other impairment	—		604	—	604
Other expenses	56,930	(4)	16,598	118,067	30,658
Special incentive plan compensation	234	(5)	2,540	455	5,402
Casualty losses, net of recoveries	5,038	(6)	2,496	8,078	6,338
Foreign currency loss (gain)	3,298	(7)	(1,864)	372	(1,755)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	28,082	(8)	13,215	48,370	20,969
Net normalizing items	$26,445		$31,472	$110,564	$53,452

Average diluted common shares outstanding	737,956		668,140	732,137	661,004
Net normalizing items per diluted share	$0.04		$0.05	$0.15	$0.08

(1) Primarily related to the extinguishment of unsecured debt.
(2) Primarily related to adjustments to reserves for loan losses based upon our current assessment of expected credit losses in the portfolio.
(3) Primarily related to the partial release of valuation allowances.
(4) Primarily related to non-capitalizable transaction costs and legal fees.
(5) Primarily related to expenses recognized on the 2021 Special Performance Option Awards.
(6) Primarily relates to casualty losses net of any insurance recoveries.
(7) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(8) Primarily relates to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2026				Exhibit 3
(in millions, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$2,370	$2,472	$2,302	$2,362
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net(1)	(576)	(576)	(545)	(545)
Depreciation and amortization(1)	2,669	2,669	2,845	2,845
NAREIT FFO attributable to common stockholders	4,463	4,565	4,602	4,662
Normalizing items, net(1,2)	84	84	111	111
Normalized FFO attributable to common stockholders	$4,547	$4,649	$4,713	$4,773

Diluted per share data attributable to common stockholders:
Net income	$3.24	$3.38	$3.11	$3.19
NAREIT FFO	$6.10	$6.24	$6.21	$6.29
Normalized FFO	$6.21	$6.35	$6.36	$6.44

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(299)	$(299)	$(341)	$(341)
Non-cash interest expenses	57	57	50	50
Recurring cap-ex, tenant improvements and lease commissions(3)	(465)	(465)	(465)	(465)
Stock-based compensation	63	63	63	63

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) See Exhibit 2.
(3) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.

2Q26	Earnings Release	July 27, 2026

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	June 30,
	2026	2025	% growth
Net income (loss)	$462,975	$304,618
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(98,537)	(14,850)
Loss (income) from unconsolidated entities	17,969	7,392
Income tax expense (benefit)	(61,979)	1,053
Other expenses	56,930	16,598
Impairment of assets	25,774	19,876
Provision for loan losses, net	2,183	(1,113)
Loss (gain) on extinguishment of debt, net	1,984	—
Loss (gain) on derivatives and financial instruments, net	—	(409)
General and administrative expenses	67,486	64,175
Depreciation and amortization	737,764	495,036
Interest expense	181,914	141,157
Consolidated NOI	1,394,463	1,033,533
NOI attributable to unconsolidated investments(1)	37,785	26,069
NOI attributable to noncontrolling interests(2)	(10,944)	(13,531)
Pro rata NOI	1,421,304	1,046,071
Non-cash NOI attributable to same store properties	(41,721)	(40,863)
NOI attributable to non-same store properties	(572,672)	(315,738)
Currency and ownership adjustments(3)	(1,092)	1,044
Normalizing adjustments, net(4)	(5,324)	2,770
Same Store NOI (SSNOI)	$800,495	$693,284	15.5%

Seniors Housing Operating	584,770	485,303	20.5%
Seniors Housing Triple-net	82,349	78,281	5.2%
Outpatient Medical	26,945	26,305	2.4%
Long-Term/Post-Acute Care	106,431	103,395	2.9%
Total SSNOI	$800,495	$693,284	15.5%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.43 and to translate U.K. properties at a GBP/USD rate of 1.23.

(4) Includes other adjustments described in the accompanying Supplement.

2Q26	Earnings Release	July 27, 2026

Reconciliation of SHO SS RevPOR Growth		Exhibit 5
(in thousands except SS RevPOR)	Three Months Ended
	June 30,
	2026	2025
Consolidated SHO revenues	$2,995,336	$1,975,732
Unconsolidated SHO revenues attributable to WELL(1)	58,835	51,947
SHO revenues attributable to noncontrolling interests(2)	(22,535)	(20,112)
SHO pro rata revenues(3)	3,031,636	2,007,567
Non-cash and non-RevPOR revenues on same store properties	(2,543)	(2,549)
Revenues attributable to non-same store properties	(1,206,058)	(333,704)
Currency and ownership adjustments(4)	(2,805)	(3,792)
SHO SS RevPOR revenues(5)	$1,820,230	$1,667,522

Average occupied units/month(6)	100,410	96,800
SHO SS RevPOR(7)	$6,059	$5,758
SS RevPOR YOY growth	5.2%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(5) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

2Q26	Earnings Release	July 27, 2026

Net Debt to Adjusted EBITDA Reconciliation	Exhibit 6
(in thousands)
Three Months Ended
June 30,
2026
Net income (loss)	$462,975
Interest expense	181,914
Income tax expense (benefit)	(61,979)
Depreciation and amortization	737,764
EBITDA	1,320,674
Loss (income) from unconsolidated entities	17,969
Stock-based compensation	15,498
Loss (gain) on extinguishment of debt, net	1,984
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(98,537)
Impairment of assets	25,774
Provision for loan losses, net	2,183
Other expenses	56,930
Casualty losses, net of recoveries	5,038
Adjusted EBITDA	$1,347,513

Total debt(1)	$18,218,544
Cash and cash equivalents and restricted cash	(2,097,164)
Net debt	$16,121,380

Adjusted EBITDA annualized	$5,390,052
Net debt to Adjusted EBITDA ratio	2.99x

(1) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $1,502,260,000 as of June 30, 2026.

Net Debt to Consolidated Enterprise Value		Exhibit 7
(in thousands, except share price)
	June 30, 2026	June 30, 2025
Common shares outstanding	718,902	665,120
Period end share price	$226.97	$153.73
Common equity market capitalization	$163,169,187	$102,248,898

Total debt	$18,218,544	$16,079,566
Cash and cash equivalents and restricted cash	(2,097,164)	(4,523,511)
Net debt	16,121,380	11,556,055

Noncontrolling interests(1)	1,249,224	645,775
Consolidated enterprise value	$180,539,791	$114,450,728
Net debt to consolidated enterprise value	8.9%	10.1%

(1) Includes all noncontrolling interests (redeemable and permanent) as reflected on our consolidated balance sheet.

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